Exhibit 99.1

For release Western Circuit and Analyst Wire.

March 3, 2006

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES RESULTS FOR FIRST QUARTER

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the first quarter (12 weeks) ended January 20, 2006 were $34,575,000, an increase of 2.9% compared to sales in the first twelve weeks of the prior fiscal year.  The Company incurred a net loss of $137,000 in the first quarter of fiscal year 2006 versus a loss of $196,000 in the same quarter of fiscal year 2005.

Unit selling prices increased between the comparative quarters resulting in higher sales during the first quarter of 2006. Meat raw material costs declined slightly at the end of the first quarter of 2006, while bakery ingredient costs increased substantially.  Fuel and energy costs were considerably higher during the 2006 quarter when compared to the prior year.

Bridgford Foods Corporation, a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products, currently has 9,998,000 shares of common stock outstanding.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended	12 Weeks Ended

	Jan 20, 2006	Jan 21, 2005

Sales	$34,575,000	$33,591,000
Cost of sales	$23,553,000	$22,571,000
Selling, general & administrative expenses	$10,370,000	$10,308,000
Depreciation	$892,000	$1,028,000
Loss before taxes	$(240,000)	$(316,000)
Income tax benefit	$(103,000)	$(120,000)
Net loss	$(137,000)	$(196,000)
Basic loss per share	$(0.01)	$(0.02)
Average shares outstanding	9,973,000	10,000,000

CONTACT:  Bridgford Foods Corporation

                    R. Lancy, 714/526-5533